Exhibit 3.1
RESTATED
ARTICLES OF INCORPORATION
OF
CAPITAL PROPERTIES, INC.

FIRST:	The name of the corporation is Capital Properties, Inc.

SECOND:	The period of its duration is perpetual.

THIRD:	The specific purpose or purposes which the Corporation is authorized to pursue are:
     (a) Purposes and Powers. The purpose or purposes which the Corporation is authorized to pursue are to buy, sell, hold and otherwise deal in the shares of stock and other securities of any other corporation or corporations, and to conduct any and all lawful business for which corporations may be incorporated under the Rhode Island Business Corporation Act (as amended or supplemented from time to time, [the “RIBCA”]). The foregoing purposes shall be in no way limited or restricted by reference to, or inference from, the terms of any other provision of the Corporation’s Articles of Incorporation (as amended, restated or supplemented from time to time, the “Charter”), and each shall be regarded as independent. The foregoing purposes are also to be construed as powers of the Corporation, and shall be in addition to and not in limitation of the general powers of corporations under the laws of the State of Rhode Island.
     (b) Real Estate Investment Trust. Without limiting the generality of the foregoing purpose, business and objects, at such time or times as the Board of Directors of the Corporation determines that it is in the interest of the Corporation and its shareholders that the Corporation engage in the business of, and conduct its business and affairs so as to qualify as, a real estate investment trust (as that phrase is defined under Section 856 of the Internal Revenue Code of 1986, as amended [the “Code”], and all references to any provision of such Code shall be deemed to be references to any amendment, modification or successor provision thereof), the purpose of the Corporation shall include engaging in the business of a real estate investment trust (“REIT”). This reference to such purpose shall not make unlawful or unauthorized any otherwise lawful act or activity that the Corporation may take that is inconsistent with such purpose.

FOURTH:	The aggregate number of shares which the Corporation has authority to issue is:
     I. Authorized Stock
     (a) The total number of shares of stock of all classes of stock that the Corporation shall have the authority to issue is Fourteen Million Five Hundred Thousand (14,500,000). The classes and aggregate number of shares of stock and par value of each class which the Corporation shall have authority to issue are as follows: (1) Ten Million (10,000,000) shares of Class A Common Stock, $0.01 par value per share (“Class A Common Stock”); (2) Three Million Five Hundred Thousand (3,500,000) shares of Class B Common Stock, $0.01 par value per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (c) One Million (1,000,000) shares of Excess Common Stock, $0.01 par value per share (“Excess Stock”). To the extent permitted by Rhode Island law, the Board of Directors, without any action by the shareholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of Common Stock or the number of shares of Common Stock of any class or series that the Corporation has authority to issue.
     (b) If the Board of Directors authorizes the creation of any class of equity interests other than Common Stock, and such class of equity interests will not be “publicly-offered securities” as defined in Section 2510.3-101 of the U.S. Department of Labor Regulations as in existence on the date hereof and as amended, modified or supplanted hereafter (the “DOL Regulations”), the Board of Directors will limit the equity participation in such class by “benefit plan investors” (which means any employee benefit plan as defined in section 3(3) of the Employees Retirement Income Security Act of 1974, as amended, or any plan described in section 4975(c) of the Code), so that their participation will not become “significant” as defined in the DOL Regulations.

     II. Ranking, Dividends, Rights on Liquidation and Voting
     (a) Ranking. Notwithstanding anything to the contrary contained in this Charter, except as may be specifically provided for herein, the Class A Common Stock and the Class B Common Stock are to be pari passu in all respects.
     (b) Dividend Rights. The holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive such equal dividends as may be authorized by the Board of Directors out of assets legally available therefor.
     (c) Rights Upon Liquidation or Merger. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Common Stock shall be entitled to receive, ratably with each other holder of shares of Common Stock or Excess Stock resulting from the conversion of Common Stock, that portion of the assets of the Corporation available for distribution to the holders of its Common Stock and Excess Stock as the number of shares of Common Stock and/or Excess Stock held by such holders bears to the total number of shares of Common Stock and Excess Stock then outstanding. In the event of a merger or consolidation of the Corporation with or into any other Person, the Board of Directors may in its discretion, immediately prior to the closing of such transaction, (i) redeem any outstanding Excess Stock in accordance with the provisions of Article SIXTH, Section II(e)(vii) hereof (except such provisions limiting the time in which the Corporation may exercise its redemption rights), (ii) convert such shares of Excess Stock into shares of Class A Common Stock or Class B Common Stock (as applicable), (iii) make appropriate arrangements for the surviving entity in any such transaction to create a like class of shares to be held in trust in substantially the same manner as the Excess Stock to exchange for such Excess Stock in such transaction, or (iv) make such other arrangements with respect to the Excess Stock as the Board of Directors deems appropriate.
     (d) Voting Rights. Except as specifically set forth below, or as otherwise required by law, the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the shareholders of the Corporation. Except as specifically set forth below, the holders of shares of Common Stock shall be entitled to vote on all matters submitted to the holders of Common Stock for a vote, at all meetings of the shareholders, and each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held by such shareholder.
     (e) Conversion. Shares of Common Stock shall automatically and without further action be converted into shares of Excess Stock, and shares of Excess Stock shall be converted into shares of Common Stock, at the times and in the manner provided in Article SIXTH, Section II(e) hereof. Such conversions shall not require the tender, cancellation or issuance of any certificate representing such shares of Excess Stock or Common Stock.
     III. Class A Common Stock
     (a) Class A Directors. The holders of the Class A Common Stock, voting as a separate class, shall be entitled to elect one-third (⅓) of the membership of the Board of Directors, or if the membership of the Board of Directors is not evenly divisible by three (3), the number of members equal to the whole numbers resulting from dividing the total authorized number of Directors by three (3) and rounding the result up to the nearest whole number (the “Class A Directors”). At any annual or special meeting of the Corporation held for the purpose of electing Directors, the presence in person or by proxy of the holders of a majority of the then outstanding shares of Class A Common Stock shall constitute a quorum for the election of the Class A Directors. The holders of at least a majority of the then outstanding shares of Class A Common Stock (voting as a separate class) present in person or by proxy at any meeting relating to the election of Directors (calculated after the determination of a quorum) shall then be entitled to elect the Class A Directors.
     (b) Major Corporate Actions. In addition to those matters which Rhode Island law requires the separate class vote of the holders of the Class A Common Stock, the Corporation will not, without the consent of the holders of a majority (or such greater amount as may be required by law) of the Class A Common Stock, voting as a separate class, take any of the following actions (each, a “Major Corporate Action”):
     (i) Mergers, Consolidations, Sales of Assets. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any corporation, limited liability company, partnership, trust or any other entity of any kind or nature whatsoever or natural person (each a “Person”), or enter into any agreement to do any of the foregoing, or permit any subsidiary to do so, except that any wholly owned subsidiary may merge into or consolidate with or transfer substantially all of its assets to the Corporation or any other wholly owned subsidiary.

     (ii) Liquidation. Liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction.
     (iii) Amendments to Charter. Amend or waive any provision of this Charter.
     IV. Class B Common Stock
     (a) Class B Directors. The holders of the Class B Common Stock, voting as a separate class, shall be entitled to elect all of the membership of the Board of Directors other than those elected by the holders of the Class A Common Stock (the “Class B Directors”). At any annual or special meeting of the Corporation held for the purpose of electing Directors, the presence in person or by proxy of the holders of a majority of the then outstanding shares of Class B Common Stock shall constitute a quorum for the election of the Class B Directors. The holders of at least a majority of the then outstanding shares of Class B Common Stock (voting as a separate class) present in person or by proxy at any meeting relating to the election of Directors (calculated after the determination of a quorum) shall then be entitled to elect the Class B Directors.
     (b) Major Corporate Actions. In addition to those matters which Rhode Island law requires the separate class vote of the holders of the Class B Common Stock, the Corporation will not, without the consent of the holders of a majority (or such greater amount as may be required by law) of the Class B Common Stock, voting as a separate class, take any Major Corporate Action.
     (c) Conversion. Shares of Class B Common Stock shall be convertible into the same number of shares of Class A Common Stock at anytime upon the election of the holder thereof with written instructions to the Corporation. Upon an election of conversion made by any holder pursuant to the preceding sentence, such holder shall surrender the certificates representing such shares of Class B Common Stock at the office of the Corporation or of its transfer agent. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the same number of shares of Class A Common Stock. The Corporation shall not be obligated to issue such certificates unless certificates evidencing the shares of Class B Common Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.
     V. Excess Stock
The voting, distribution, redemption and certain other rights, qualifications and limitations of shares of Excess Stock are set forth in Article SIXTH, Section II(e) hereof. Excess Stock is intended to be treated as a separate class of Common Stock for purposes of applying Section 562(c) of the Code relating to preferential dividends.
      VI. Dividends or Distributions
The Directors may from time to time authorize the payment to shareholders of Class A and Class B Common Stock of such dividends or distributions in cash, property or other assets of the Corporation or in securities of the Corporation or from any other source as the members of the Board of Directors of the Corporation in their discretion shall determine.
     VII. Issuance of Stock
The Board of Directors may authorize the issuance from time to time of shares of Class A Common Stock, whether now or hereafter authorized, or securities or rights convertible into shares of Class A Common Stock, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a share split, reverse share split or dividend), subject to such restrictions or limitations, if any, as may be set forth in the By-laws. Any issuance of shares of Class B Common Stock or rights convertible into shares of Class B Common Stock occurring more than one hundred twenty (120) days after the filing of these Restated Articles of Incorporation with the Secretary of State of the State of Rhode Island must be approved by the holders of a majority of the outstanding shares of Class B Common Stock.

FIFTH:	Existing provisions, if any, dealing with the preemptive right of shareholders pursuant to § 7-1.2-613 of the General Laws, 1956, as amended:
No holder of any Common Stock or any other securities of the Corporation whether now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for or purchase any unissued or treasury stock or any other securities of the Corporation, except as otherwise provided by the Board of Directors or as may be provided otherwise by contract.

SIXTH:	Existing provisions, if any, for the regulation of the internal affairs of the Corporation are:
      I. Board of Directors
     (a) Number. The number of Directors of the Corporation shall be five (5), which number may be increased or decreased pursuant to the By-laws; provided, however, that the number of Directors shall never be more than twelve (12) nor less than three (3); provided that the tenure of office of a Director shall not be affected by any decrease in the number of Directors. Each Director shall serve until the next annual meeting of shareholders and until his or her successor is elected and qualifies. Any vacancy in the Board of Directors caused by increase in the number of Directors shall be classified as a Class A Director vacancy or a Class B Director vacancy. Each Class A Director vacancy shall be filled in the same manner as a vacancy of a Class A Director resulting from his or her death, resignation, retirement, disqualification, removal from office or any other cause as set forth in paragraph (b) below. Each Class B Director vacancy shall be filled in the same manner as a vacancy of a Class B Director resulting from his or her death, resignation, retirement, disqualification, removal from office or any other cause as set forth in paragraph (b) below. When classifying a vacancy, the Board of Directors shall, to the extent practicable, maintain the ratio of Class A Directors to Class B Directors such that one-third (⅓) of the membership of the Board of Directors, or if the membership of the Board of Directors (including the vacancy caused by the increase in the number of Directors) is not evenly divisible by three (3), the number of members equal to the whole number resulting from dividing the total number of authorized Directors by three (3) and rounding the result up to the nearest whole number shall be Class A Directors and the remaining shall be Class B Directors.
     (b) Election. At the first annual meeting following the date of these Restated Articles of Incorporation, the members of the Board of Directors shall classify themselves into Class A Directors and Class B Directors with one-third (⅓) of the membership of the Board of Directors, or if the membership of the Board of Directors is not evenly divisible by three (3), the number of members equal to the whole numbers resulting from dividing the total authorized number of Directors by three (3) and rounding the result up to the nearest whole number being Class A Directors and the remainder of the membership being Class B Directors. At each annual meeting of shareholders, the Director(s) will be elected to hold office for a term expiring at the next annual meeting by a vote of a plurality of all the votes cast on the matter at a meeting of shareholders at which a quorum is present. No cumulative voting in the election of Directors is permitted. Each Director will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualifies. Any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause of a Class A Director or Class B Director shall be filled by the affirmative vote of a plurality of all the votes of holders of Class A Common Stock voting to fill a vacancy in a Class A Directorship or a plurality of all the votes of holders of Class B Common Stock voting to fill a vacancy in a Class B Directorship cast on the matter at a meeting of shareholders or by a majority of the remaining Class A Directors or Class B Directors then in office, as the case may be, or by consent vote of the shareholders of the Class A Common Stock or Class B Common Stock, as the case may be.
     (c) Resignation, Removal or Death. Any Director may resign from the Board of Directors or any committee thereof at any time by written notice to the Board of Directors, effective upon execution and delivery to the Corporation of such notice or upon any future date specified in the notice. A Director may be removed from office without cause at a meeting of the shareholders called for that purpose or by written consent of the shareholders, provided, however, that a Class A Director may be removed only by the affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock and a Class B Director may be removed only by the affirmative vote of holders of a majority of the outstanding shares of Class B Common Stock.
     (d) Powers. Subject to the express limitations herein or in the By-laws, the business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The Board of Directors shall have and may exercise all the rights, powers and privileges of the Corporation except those that are, by law, this Charter or the By-laws, conferred upon or reserved to the shareholders.
     II. Limitations on Transfer and Ownership
     (a) Limitations on Transfer. Stock shall be freely transferable by the record owner thereof, subject to the provisions of paragraph (b) below and provided that any purported acquisition or transfer of Common Stock that would result in the Corporation’s Common Stock being beneficially owned by fewer than one hundred twenty (120) Persons or would otherwise cause the Corporation to disqualify for taxation as a REIT shall be void ab initio, except to the extent necessary to give effect to paragraph (j) below.

Any purported transfer of Stock that, if effective, would result in a violation of paragraph (b) below (unless excepted from the application of such paragraph (b) pursuant to paragraph (f) below) shall be void ab initio as to the transfer of that number of shares of Stock that would otherwise be beneficially owned by a shareholder in violation of paragraph (b) below, the intended transferee of such shares shall acquire no rights therein and the transfer of such shares will not be reflected on the Corporation’s Stock record books. For purposes of this Article SIXTH, Section II, a “transfer” of shares of Stock shall mean any sale, transfer, gift, hypothecation, pledge, assignment, or other disposition, whether voluntary or involuntary, by operation of law or otherwise.
     (b) Limitations on Ownership. On or after the filing of these Restated Articles of Incorporation, except as provided in paragraph (f) below, no Person shall at any time directly or indirectly acquire or hold beneficial ownership of that number of shares of Common Stock the aggregate value of which at any time exceeds 5.0% of the aggregate value of all outstanding Common Stock of the Corporation (the “Share Ownership Limit”). In determining the beneficial ownership of any Person, the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h) of the Code, shall apply. For purposes of this paragraph (b), (i) the value of any shares of Stock shall be determined in the manner established by the Board of Directors, and (ii) a Person shall be deemed to be the beneficial owner of the Stock that such person (A) actually owns, (B) constructively owns after applying the rules of Section 544 of the Code as modified in the case of a REIT by Section 856(h) of the Code, or (C) has the right to acquire upon exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into or exchangeable for Stock, if any.
     (c) Shareholder Information. Each shareholder shall, upon demand of the Corporation disclose to the Corporation in writing such information with respect to his or its direct and indirect beneficial ownership of the Common Stock as the Board of Directors in its discretion deems necessary or appropriate in order that the Corporation may fully comply with all provisions of the Code relating to REITs and all regulations, rulings and cases promulgated or decided thereunder (the “REIT Provisions”). In the event that any shareholder fails or refuses to comply with a demand of the Corporation with respect to his, her or its direct and indirect beneficial ownership of the Common Stock, then the Board of Directors may convert all, or any lesser number, of such shareholder’s shares of Common Stock as it, in its sole and absolute discretion, deems necessary or appropriate into Excess Stock in accordance with the procedures set forth in paragraph (e) below or refuse to recognize the transfer.
     (d) Transferee Information. Whenever the Board of Directors deems it reasonably necessary to protect the Corporation’s ability to qualify as a REIT, or if already qualified, its taxable status as a REIT, under the REIT Provisions, the Board of Directors may require a statement or affidavit from each shareholder or proposed transferee of Common Stock setting forth the number of shares of Common Stock already beneficially owned by such proposed transferee and any related person specified by the Board of Directors. If, in the opinion of the Board of Directors, any transfer or proposed transfer may jeopardize the Corporation’s ability to qualify as a REIT, or if already qualified, its taxable status as a REIT, the Board of Directors shall have the right, but not the duty, after learning of such transfer or proposed transfer, to void such transfer or refuse to permit the transfer of such Common Stock. All contracts for the sale or other transfer of Common Stock shall be subject to this paragraph (d).
     (e) Excess Stock.
     (i) Conversion into Excess Stock. Shares of Common Stock shall be converted into Excess Stock in accordance with subparagraphs (A) and (B) below. All shares of Common Stock converted into shares of Excess Stock shall revert to the Corporation, subject to the provisions of subsection (ii) hereof.
     (A) If, notwithstanding the other provisions contained in this Article SIXTH, Section II, at any time there is a purported transfer of Common Stock or a change in the capital structure of the Corporation (including any redemption of Excess Stock pursuant to subsection (vii) hereof) as a result of which any Person would beneficially own Common Stock in excess of the Share Ownership Limit, then, except as otherwise provided in Article SIXTH, Section II(f) hereof, shares of the Class A Common Stock of such Person in excess of the Share Ownership Limit (rounded up to the nearest whole share) shall automatically and without further action be converted into an equal number of shares of Excess Stock, provided that if the conversion of all of such Person’s shares of Class A Common Stock into Excess Stock would not result in such Person’s aggregate Common Stock ownership being below the Share Ownership Limit, then, after all of such Person’s shares of Class A Common Stock have been converted into Excess Stock, that number of such Person’s shares of Class B Common Stock sufficient to bring such Person’s aggregate Common Stock ownership below the Share Ownership Limit shall automatically and without further action be converted into an equal number of shares of Excess Stock. Such conversion shall be effective as of the close of business on the business day prior to the date of the purported transfer of Common Stock or the change in capital structure, or such other date as determined by the Board of Directors.

     (B) If, notwithstanding the other provisions contained in this Article SIXTH, Section II, at any time there is a purported transfer of Common Stock or a change in the capital structure of the Corporation (including any redemption of Excess Stock pursuant to subsection (vii) hereof) as a result of which the number of shares of Common Stock held by an Exempt Person (as hereinafter defined in paragraph (f)(iv) below) would exceed such Exempt Person’s Share Exemption (as hereinafter defined in paragraph (f)(iv) below), then, except as otherwise provided in Article SIXTH, Section II(f) hereof, shares of the Class A Common Stock of such Exempt Person in excess of such Exempt Person’s Share Exemption (rounded up to the nearest whole shares) shall automatically and without further action be converted into an equal number of shares of Excess Stock, provided that if the conversion of all of such Exempt Person’s shares of Class A Common Stock into Excess Stock would not result in such Exempt Person’s aggregate Common Stock ownership being below such Exempt Person’s Share Exemption, then, after all of such Exempt Person’s shares of Class A Common Stock have been converted into Excess Stock, that number of such Exempt Person’s shares of Class B Common Stock sufficient to bring such Person’s aggregate Common Stock ownership below such Exempt Person’s Share Exemption shall automatically and without further action be converted into an equal number of shares of Excess Stock. Any such conversion shall be effective as of the close of business on the business day prior to the date of the purported transfer of Common Stock or the change in capital structure.
     (ii) Ownership in Trust. Upon any purported transfer of Common Stock that results in a conversion of Common Stock into Excess Stock pursuant to subsection (i) above, such shares of Excess Stock shall be deemed to have been transferred to the Corporation as trustee of a separate trust for the exclusive benefit of the Person or Persons to whom such Excess Stock can ultimately be transferred without violating the Share Ownership Limit. Shares of Excess Stock so held in trust shall be issued and outstanding Stock of the Corporation. The purported transferee of Excess Stock shall have no rights in such Excess Stock, except the right to designate a transferee of its interest in the trust created under this subsection (ii) upon the terms specified in subsection (vi) below. If any of the restrictions on transfer set forth in this Article SIXTH, Section II are determined to be void, invalid or unenforceable by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Corporation, to have acted as an agent on behalf of the Corporation in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Corporation.
     (iii) Dividend Rights. Excess Stock shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Corporation that shares of Common Stock have been converted into Excess Stock shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Excess Stock. In the event any shareholder fails or refuses to repay to the Corporation upon demand any dividend or distribution improperly paid with respect to Common Stock which had been converted into Excess Stock, the Corporation shall have the right to offset the entire amount of such improper dividend or distribution against any future dividend, distribution or liquidation payment to which such shareholder otherwise would have been entitled.
     (iv) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the trustee holding any shares of Excess Stock shall be entitled to receive, ratably with each other holder of shares of Common Stock or Excess Stock, that portion of the assets of the Corporation available for distribution to the holders of Common Stock and Excess Stock as the number of shares of Excess Stock held by such holder bears to the total number of shares of Common Stock and Excess Stock then outstanding. The Corporation, as the holder of all Excess Stock in one or more trusts, or, if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute to each transferee an interest in such a trust pursuant to subsection (ii) above, when determined, any assets received in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation in respect of the Excess Stock held in such trust and represented by the trust interest transferred to such transferee.
     (v) Voting Rights. Holders of shares of Excess Stock shall not be entitled to any voting rights with respect to such shares. The shares of Excess Stock will not be considered to be issued or outstanding for purposes of any Stockholder vote or for purposes of determining a quorum for such a vote. Subject to Rhode Island law, effective as of the date of any transfer of Common Stock (or any change in the capital structure of the Corporation) that results in a conversion into Excess Stock pursuant to subsection (i) above, any vote cast by the transferee of

Excess Stock prior to the discovery by the Corporation that the shares of Common Stock are held in violation of the Share Ownership Limit shall be rescinded as void; provided, however, that if the Corporation has already taken irreversible corporate action, then such vote shall not be deemed rescinded. Notwithstanding the provisions of this Article SIXTH, Section II, until the Corporation has received notification that shares of Common Stock are held in violation of the Share Ownership Limit, the Corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.
     (vi) Restrictions on Transfer. Excess Stock shall not be transferable. The purported transferee of any shares of Common Stock that are converted into Excess Stock pursuant to subsection (i) above may freely designate a transferee of the interest in the trust that represents such shares of Excess Stock, if (A) the shares of Excess Stock held in the trust and represented by the trust interest to be transferred would not be Excess Stock in the hands of the designated transferee of the trust interest and (B) the transferor of the trust interest does not receive a price for the trust interest in excess of (x) the price such transferor paid for the Stock in the purported transfer of Stock that resulted in the Excess Stock represented by the trust interest, or (y) if such transferor did not give value for such Common Stock (e.g., the shares were received through a gift, devise or other transaction) a price equal to the aggregate Market Price (as defined in subsection (vii) below) for all shares of the Common Stock that were converted into Excess Stock on the date of the purported transfer that resulted in the Excess Stock. No interest in a trust may be transferred unless the transferor of such interest has given advance notice to the Corporation of the intended transferee and the Corporation has agreed in writing to waive its redemption rights under subsection (vii) below. Upon the transfer of an interest in a trust in compliance with this subsection (vi), the corresponding shares of Excess Stock that are represented by the transferred interest in the trust shall be automatically converted into an equal number of Shares of Common Stock of the same class and series from which they were originally exchanged and such shares of Common Stock shall be transferred of record to the transferee of the interest in the trust. Upon any exchange of Excess Stock for Common Stock, the interest in the trust representing such Excess Stock shall automatically terminate.
     (vii) Corporation’s Redemption Right. All shares of Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (A) the price per share of Stock in the transaction that created such Excess Stock (or, in the case of devise or gift, the Market Price per share of such Common Stock at the time of such devise or gift) or (B) the Market Price per share of Common Stock of the class of Stock from which such Excess Stock was converted on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer at any time until the date ninety (90) days after the date on which the purported owner or transferee gives written notice to the Corporation of any event (including, without limitation, redemptions or repurchases of Common Stock by the Corporation) or any purported transfer that results in the exchange of Common Stock for Excess Stock and the nature and amount of all ownership interests, direct or indirect, of record or beneficial of such purported owner or transferee, or, if no such notice is given, the date the Board of Directors determines that a purported transfer resulting in the conversion of Common Stock into Excess Stock has been made. For purposes of this Article SIXTH, Section II, “Market Price” means for any share of Common Stock, the average daily per share closing sale price of a share of such Common Stock if shares of such Common Stock are listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation National Market System (the “NASDAQ NMS”), and if such shares are not so listed or quoted, the Market Price shall be the mean between the average per share closing bid prices and the average per share closing asked prices, in each case during the 10-day period ending on the business day prior to the redemption date, or if there have been no sales on a national securities exchange or on the NASDAQ NMS and no published bid and asked quotations with respect to shares of such Common Stock during such 10-day period, the Market Price shall be the price determined by the Board of Directors in good faith. The redemption payment (determined pursuant to the first sentence of this subsection (vii)) shall be paid to the transferee of the trust interest representing the redeemed Excess Stock on the date the Corporation elects to purchase the Excess Stock.
     (f) Exceptions to Certain Ownership and Transfer Limitations. The Share Ownership Limit set forth in paragraph (b) above shall not apply to the following shares of Common Stock:
     (i) Subject to the provisions of paragraph (g) below, shares of Common Stock which the Board of Directors in its sole discretion may exempt from the Share Ownership Limit while owned by a Person who has provided the Corporation with evidence and assurances acceptable to the Board of Directors that the qualification of the Corporation as a REIT would not be jeopardized thereby.

     (ii) Subject to the provisions of paragraph (g) below, shares of Common Stock acquired and held by an underwriter in a public offering of Common Stock, or in any transaction involving the issuance of Common Stock by the Corporation in which the Board of Directors determines that the underwriter or other person or party initially acquiring such Stock will make a timely distribution of such Stock to or among other holders such that, following such distribution, the Corporation will continue to be in compliance with the REIT Provisions.
     (iii) Shares of Common Stock acquired pursuant to an all-cash tender offer made for all outstanding shares of Common Stock of the Corporation in conformity with applicable federal and state securities laws where not less than two-thirds (?) of the outstanding Common Stock of each class (not including Common Stock or securities convertible into Common Stock held by the tender offeror and/or any “affiliates” or “associates” thereof within the meaning of the Securities Exchange Act of 1934, as amended) are duly tendered and accepted pursuant to the cash tender offer and where the tender offeror commits in such tender offer, if the tender offer is so accepted by the holders of such two-thirds (2/3) of the outstanding Common Stock of each class, as promptly as practicable thereafter to give any holders who did not accept such tender offer a reasonable opportunity to tender their Common Stock to the tender offeror at a price not less than the price per Share paid for Common Stock tendered pursuant to the tender offer.
     (iv) Shares of Common Stock held by any Person (an “Exempt Person”) on the date of filing of these Restated Articles of Incorporation, that are in excess of the Share Ownership Limit; provided, however, that if at any time such Exempt Person holds shares of Common Stock less than the Share Ownership Limit, then such Exempt Person shall thereafter no longer be an Exempt Person. Each Exempt Person’s “Share Exemption” shall be the lesser of (A) the number of shares of Common Stock in excess of the Share Ownership Limit held by an Exempt Person on the date of filing of these Restated Articles of Incorporation and (B) the lowest number (ratably adjusted for stock splits, reverse stock splits and similar transactions) of shares of Common Stock in excess of the Share Ownership Limit held by such Exempt Person thereafter. No Exempt Person may acquire shares of Common Stock in excess of such Exempt Person’s Share Exemption. Any Person that, as a result of the acquisition of shares of Common Stock from an Exempt Person by gift, inheritance or in a transaction in which no consideration was exchanged, holds shares in excess of the Share Ownership Limit shall be deemed to be an Exempt Person, provided, however, that if at any time such Exempt Person holds shares of Common Stock less than the Share Ownership Limit, then such Exempt Person shall thereafter no longer be an Exempt Person.
     (v) Shares of Common Stock issued by the Corporation pursuant to a stock split, stock dividend or similar transaction in respect of shares of Common Stock excepted from the Share Ownership Limit pursuant to subsection (iv) above.
     (vi) In determining whether the Share Ownership Limit has been exceeded, shares of Common Stock held by any pension, profit-sharing or stock bonus plans qualified pursuant to Section 401(a) of the Code shall be treated as held directly by its beneficiaries in proportion to their actuarial interests in such plan and shall not be treated as held by such trust.
     (vii) Any shares held by any Person that in the opinion of counsel to the Corporation will not be deemed to be an individual within the meaning of Section 542 of the Code as modified by Section 856(h) of the Code shall be excluded from the Share Ownership Limit.
     (g) Authority to Revoke Exceptions to Limitations. The Board of Directors, in its sole discretion may at any time revoke any exception pursuant to subsections (i), (ii) or (vii) of paragraph (f) above in the case of any shareholder, and upon such revocation, the provisions of paragraph (a) above shall immediately become applicable to such shareholder and to all Common Stock of which such shareholder may be the beneficial owner. A decision to exempt or refuse to exempt from the Share Ownership Limit the ownership of certain designated shares of Common Stock or to revoke an exemption previously granted shall be made by the Board of Directors in its sole discretion, based on any reason whatsoever, including, but not limited to, the preservation of the Corporation’s ability to qualify or qualification as a REIT.
     (h) Controlling Provisions. To the extent this Article SIXTH, Section II may be inconsistent with any other provision of this Charter, this Article SIXTH, Section II shall be controlling.
     (i) Authority of the Board of Directors. Subject to paragraph (j) below, nothing else contained in this Article SIXTH, Section II or in any other provision of this Charter shall limit the authority of the Board of Directors to take such action as it deems necessary or advisable to protect the Corporation and the interests of the shareholders by preservation of the Corporation’s ability to qualify or qualification as a REIT under the REIT Provisions. In applying the provisions of this Article SIXTH, Section II, the

Board of Directors may take into account the lack of certainty in the REIT Provisions relating to the ownership of Common Stock that may prevent a corporation from qualifying as a REIT and may make interpretations concerning the Share Ownership Limit, beneficial ownership and related matters on as conservative a basis as the Board of Directors deems advisable to minimize or eliminate uncertainty as to the Corporation’s qualification as a REIT. Notwithstanding any other provision of these Restated Articles of Incorporation, if the Board of Directors determines that it is no longer in the best interests of the Corporation and the shareholders for the Corporation to qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.
     (j) NASDAQ NMS or Stock Exchange. Nothing in this Charter shall preclude the settlement of any transaction entered into through the facilities of NASDAQ NMS or any national or regional stock exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article SIXTH, Section II and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article SIXTH, Section II.
     (k) Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article SIXTH, Section II.
     (l) Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
     (m) Legend. Each certificate for shares of Common Stock issued after the date of the filing of these Restated Articles of Incorporation with, and acceptance thereof by, the Secretary of State of the State of Rhode Island shall be endorsed with a legend summarizing the restrictions on ownership and transfer contained in this Article SIXTH, Section II or stating that the Corporation will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.
          III. Indemnification
     (a) A Director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of the Director’s duty as a Director, except for (i) liability for any breach of the Director’s duty of loyalty to the Corporation or its shareholders, (ii) liability for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability imposed pursuant to the provisions of Section 811 of the RIBCA, or (iv) liability for any transaction (other than transactions approved in accordance with Section 807 of the RIBCA) from which the Director derived an improper personal benefit. If the RIBCA is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent so permitted. Any repeal or modification of this provision by the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing prior to such repeal or modification.
     (b) The Directors of the Corporation may include provisions in the By-laws, or may authorize agreements to be entered into with each Director, officer, employee or other agent of the Corporation (an “Indemnified Person”), for the purpose of indemnifying an Indemnified Person in the manner and to the extent permitted by the RIBCA. In addition to the authority conferred upon the Directors of the Corporation by the foregoing paragraph, the Directors of the Corporation may include provisions in its By-laws, or may authorize agreements to be entered into with each Indemnified Person, for the purpose of indemnifying such person in the manner and to the extent provided herein:
     (i) The By-law provisions or agreements authorized hereby may provide that the Corporation shall, subject to the provisions of this Article, pay, on behalf of an Indemnified Person any Loss or Expenses arising from any claim or claims which are made against the Indemnified Person (whether individually or jointly with other Indemnified Persons) by reason of any Covered Act of the Indemnified Person.
     (A) For the purposes of this Article, when used herein:
     “Covered Act” means any act or omission of an Indemnified Person in the Indemnified Person’s official capacity with the Corporation and while serving as such or while serving at the request of the Corporation as a member of the governing body, officer, employee or agent of another corporation, including, but not limited to corporations which are subsidiaries or affiliates of the Corporation, partnership, joint venture, trust, other enterprise or employee benefit plan.

     “Directors” means any or all of the directors of the Corporation or those one or more shareholders or other persons who are exercising any powers normally vested in the board of directors;
     “Expenses” means any expenses incurred in connection with the defense against any claim for Covered Acts, including, without being limited to, legal, accounting or investigative fees and expenses or bonds necessary to pursue an appeal of an adverse judgment; and
     “Loss” means any amount, which an Indemnified Person is legally obligated to pay for any claim for Covered Acts and shall include, without being limited to, damages, settlements, fines, penalties or, with respect to employee benefit plans, excise taxes;
     (ii) The By-law provisions or agreements authorized hereby may cover Loss or Expenses arising from any claims made against a retired Indemnified Person, the estate, heirs or legal representative of a deceased Indemnified Person or the legal representative of an incompetent, insolvent or bankrupt Indemnified Person, where the Indemnified Person was an Indemnified Person at the time the Covered Act upon which such claims are based occurred.
     (iii) Any By-law provisions or agreements authorized hereby may provide for the advancement of Expenses to an Indemnified Person prior to the final disposition of any action, suit or proceeding, or any appeal therefrom, involving such Indemnified Person and based on the alleged commission by such Indemnified Person of a Covered Act, subject to an undertaking by or on behalf of such Indemnified Person to repay the same to the Corporation if the Covered Act involves a claim for which indemnification is not permitted under subsection (iv) below, and the final disposition of such action, suit, proceeding or appeal results in an adjudication adverse to such Indemnified Person.
     (iv) The By-law provisions or agreements authorized hereby may not indemnify an Indemnified Person from and against any Loss, and the Corporation shall not reimburse for any Expenses, in connection with any claim or claims made against an Indemnified Person which the Corporation has determined to have resulted from: (1) any breach of the Indemnified Person’s duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (3) action contravening Section 811 of the RIBCA; or (4) a transaction (other than a transaction approved in accordance with Section 807 of the RICBA) from which the person seeking indemnification derived an improper personal benefit.
     (v) The agreements authorized hereby may contain such other terms and conditions, consistent with the provisions of this section, as the Board of Directors determines to be necessary or desirable.
     IV. Limitation of Liability
     To the fullest extent permitted under the RIBCA as in effect on the date of filing these Restated Articles of Incorporation or as the RICBA is thereafter amended from time to time, no Director or officer of the Corporation shall be liable to the Corporation or its shareholders for money damages. Neither the amendment or the repeal of this Article, nor the adoption of any other provision in this Charter inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a Director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.
     V. Action by Written Consent
     Pursuant to Section 7-1.2-707(b)(1) of the RICBA, and except for actions pursuant to Section 7-1.2-1002, 7-1.2-1102 of the RICBA, whenever the vote of the shareholders at a meeting thereof is required or permitted to be taken for and in connection with any corporate action, such action may be taken without a meeting by the written consent of less than all the shareholders entitled to vote thereon if the shareholders who so consent would be entitled to cast at least the minimum number of votes which would be required to take such action at a meeting at which all shareholders entitled to vote thereon are present. Prompt notice of such action so taken shall be given to all shareholders who would have been entitled to vote upon the action if such meeting were held.

     VI. Miscellaneous
     (a) Severability. The provisions of this Charter are severable, and if the Board of Directors shall determine that any one or more of such provisions are in conflict with the REIT Provisions, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of this Charter, even without any amendment of this Charter pursuant to paragraph (b) below, provided, however, that such determination by the Board of Directors shall not affect or impair any of the remaining provisions of this Charter or render invalid or improper any action taken or omitted prior to such determination. No Director shall be liable for making or failing to make such a determination. If any provision of this Charter or any application of such provision shall be held invalid or unenforceable by any federal or state court having jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction, and the validity of the remaining provisions of this Charter shall not be affected. Other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.
     (b) Amendment. This Charter may be amended from time to time in accordance with Section 7-1.2-903 of the RICBA (or any successor provision thereof), provided that no amendment of the provisions of this Charter affecting the rights or privileges of the Class A Common Stock or the Class B Common Stock shall be effective except by vote of a majority of the shares (or such greater amount as shall be required by statute) of the affected class.